Exhibit 99.2

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES ANNOUNCES

PUBLIC OFFERING OF ITS COMMON STOCK

FRISCO, TEXAS, March 28, 2005 – Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE: CRK), announced today that it plans to commence a public offering of approximately $125.0 million of its common stock pursuant to its existing shelf registration statement. The net proceeds of the offering will be used to repay a portion of Comstock’s revolving credit facility. Thereafter, Comstock expects to use borrowings under its credit facility and proceeds from the previously announced refinancing of the debt owed to Comstock by Bois d’Arc Energy, LLC to fund the recently announced acquisition from EnSight Energy Partners, L.P.

The offering will be being made through an underwriting syndicate in which Raymond James will act as the sole book running manager. A copy of the prospectus supplement relating to the offering may be obtained by contacting Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida, 33716, phone number (727)-567-2400.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under securities laws of any such state. The securities may not be sold nor may offers to buy be accepted prior to the time the prospectus supplement is final.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The Company’s stock is traded on the New York Stock exchange under the symbol CRK.